Exhibit 99.2

121 King Street West, Suite 2600 Toronto, ON, Canada M5H 3T9 Main: +1 416 594 0000 Fax: +1 416 594 0088 www.terangagold.com

June 2, 2013 IAMGOLD CORPORATION 401 Bay Street, Suite 3200
Richard Young
President & Chief Executive Officer
Direct: +1 416 361-9686
Email: ryoung@terangagold.com

Toronto, ON

M5H 2Y4

Ladies and Gentlemen:

Re:	Agreement to Tender

Teranga Gold Corporation (“Teranga”) intends to acquire (the “Proposed Transaction”), pursuant to a take-over bid, all of the issued and outstanding common shares (the “Oromin Shares”) in the capital of Oromin Explorations Ltd. (“Oromin”) that it does not own. Under the Proposed Transaction, shareholders of Oromin are expected to receive 0.582 of a common share in the capital of Teranga for each Oromin Share (the “Offer”). Teranga agrees to make the Offer for 100% of the Oromin Shares that it does not own, on or before the tenth business day after the date of this agreement (“Agreement”). IAMGOLD Corporation (the “Shareholder”) is the beneficial owner of 16,088,636 Oromin Shares (the “Subject Securities”) and has agreed to enter into this Agreement in connection with the Proposed Transaction.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Teranga and the Shareholder (collectively, the “Parties”) agree as follows:

1.	Agreement to Tender Subject Securities

(a)

The Shareholder covenants and agrees that it shall accept the Offer and validly deposit and cause to be deposited and cause all acts and things to be done to deposit under the Offer all of the Subject Securities, together with a duly completed and executed letter of transmittal, on or before the 10th business day after the date of the Offer is made, such date being 10 business days after the filing of the take-over bid circular on Sedar. Subject to Section 6, the Shareholder hereby agrees not to withdraw or take any action to withdraw any of the Subject Securities deposited under the Offer notwithstanding any statutory rights or other rights under the terms of the Offer or otherwise which it might have unless this Agreement is terminated in accordance with its terms prior to the taking up of the Subject Securities under the Offer.

(b)	The Shareholder covenants to co-operate with Teranga in making all requisite regulatory filings.

(c)	The Shareholder covenants that if Teranga proposes an alternative transaction, such as a plan arrangement or amalgamation (an “Alternative Transaction”), that if consummated would result in substantially the same economic benefit accruing to the Shareholder as would accrue under the Offer if it were to proceed, then the Shareholder agrees to co-operate in a reasonable fashion with Teranga, and to take all necessary steps, to support the Alternative Transaction and to vote all of the Subject Securities in favour of the Alternative Transaction.

2.	No Sale, Transfer or Encumbrance; Additional Purchases

Except with the prior written consent of Teranga, the Shareholder agrees and covenants in favour of Teranga not to directly or indirectly option, transfer, sell, gift, pledge, hypothecate, encumber, or otherwise dispose of any of the Subject Securities, or enter into any agreement, arrangement or understanding in connection therewith. The Shareholder agrees that any Oromin Shares purchased or acquired after the date of execution of this Agreement shall be subject to the terms of this Agreement to the same extent as if they constituted Subject Securities.

3.	Representations, Warranties and Covenants of the Shareholder

(a)	The Shareholder represents and warrants that: (a) it is the beneficial owner of the Subject Securities, and no other securities of Oromin; (b) it has the sole right to deposit the Subject Securities to the Offer and vote and dispose of the Subject Securities and will have the right to deposit the Subject Securities to the Offer and to vote and dispose of any subsequently acquired Oromin Shares; (c) none of the Subject Securities are subject to any voting or tender agreement (other than this Agreement) or adverse claim; (d) no person, firm, or corporation has any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, acquisition or transfer from the Shareholder of any of the Subject Securities, except for Teranga pursuant to this Agreement; (e) the Subject Securities to be acquired by Teranga from the Shareholder pursuant to the Offer will be acquired free and clear of any and all mortgages, liens, charges, encumbrances and adverse claims of or against the Shareholder and no security holder approvals are required in order to sell the Subject Securities to Teranga and (f) it has full power and authority to make, enter into and carry out the terms of this Agreement.

(b)	The Shareholder acknowledges and agrees that Teranga may, in its sole discretion, modify or waive any term or condition of the Offer; provided that Teranga shall not, decrease the consideration per Oromin Share.

(c)	The Shareholder agrees to notify Teranga of any proposal, inquiry or request that the Shareholder receives, or of which Shareholder becomes aware, regarding a change of control of Oromin.

(d)	The Shareholder hereby confirms, covenants and agrees that it has no agreement, commitment or understanding with Teranga in respect of the Offer except as set out in this Agreement and hereby consents to and acknowledges that it will be treated as part of the minority for purposes of any minority approval requirement under Multilateral Instrument 61-101 (or successor provisions or equivalent provisions in other jurisdictions) in any regulatory or court proceedings.

(e)	The Shareholder hereby agrees that it shall not, from the date hereof until the termination of this Agreement, except in accordance with the terms of this Agreement:

(i)	acquire direct or indirect beneficial ownership or holding of or control or direction over any additional Oromin Shares;

(ii)	in any manner, directly or indirectly, seek, or propose, initiate, support, induce, participate with or provide any encouragement or assistance to any other person with respect to or relating to any person seeking or attempting to seek or engage in any activity or act with respect to the effective control of Oromin, whether as a shareholder or otherwise, either alone or with any other person or persons;

(iii)	solicit, or arrange or provide assistance to any other person to arrange for the solicitation of, purchases of or offers to sell Oromin Shares or act in concert or jointly with any other person for the purpose of acquiring Oromin Shares or the purpose of affecting the control of Oromin;

(iv)	assist any person, entity or group in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit Teranga in connection with the Proposed Transaction;

(v)	act jointly or in concert with others with respect to voting securities of Oromin for the purpose of opposing or competing with Teranga in connection with the Proposed Transaction; and

(vi)	take any action to encourage or assist any other person to do any of the prohibited acts referred to in foregoing provisions of this Section 3.

4.	Disclosure

The Shareholder agrees that the details of this Agreement may be set out in any press release, information circular or other communication of Teranga issued, made or given in connection with the Proposed Transaction and that this Agreement may be made publicly available on SEDAR or filed with the securities regulatory authorities in Canada, and otherwise to the extent required by law.

5.	Termination.

This Agreement may be terminated by notice in writing:

(a)	at any time by mutual consent of Teranga and the Shareholder;

(b)	by the Shareholder if:

(i)	Teranga has not taken up and paid for the Subject Securities by August 2, 2013 (for any reason other than the failure of the Shareholder to comply with the term of this Agreement.);

(ii)	a Superior Proposal (as defined herein) is made and not matched pursuant to section 6 hereof;

(c)	by Teranga if:

(i)	the Shareholder has not complied with all of the covenants contained herein or if any representation or warranty of the Shareholder under this Agreement is untrue or incorrect in any material respect; or

(ii)	any of the conditions to the Offer, as set out in the take-over bid circular to be mailed to shareholders of Oromin, are not satisfied or waived by Teranga;

provided, however, that any such termination shall not prejudice the rights of a party as a result of any breach by any other party of its obligations hereunder.

6.	Superior Proposal

The Shareholder may withdraw the Subject Securities from the Offer if and only if a bona fide offer is made by a third party for all of the Oromin Shares (“Alternative Proposal”), which did not result from a breach of this Agreement, and all of the following conditions are satisfied (a “Superior Proposal”):

(i)	The board of directors of Oromin have determined and publicly announce that such Alternative Proposal is a superior proposal to the Offer;

(ii)	The Shareholder informs Teranga in writing of its intention to terminate this Agreement pursuant to this Section 6 (the “Notice”); and

(iii)	within five business days of the date of the Notice, Teranga has not increased its Offer to provide for consideration at least equivalent in value to the Alternative Proposal.

7.	Miscellaneous.

(a)	Each of the Parties agrees to execute such further and other deeds, documents and assurances and to do such further and other acts as may be necessary to carry out the true intent and meaning of this Agreement fully and effectually.

(b)	It is understood and agreed that monetary damages would not be a sufficient remedy for any breach of this Agreement by the Shareholder. Without prejudice to the rights and remedies otherwise available to it, Teranga shall be entitled to equitable relief by way of injunction or otherwise if the Shareholder breaches, or threatens to breach, any of the provisions of this Agreement. Teranga shall not be required to obtain or furnish any bond or similar instrument in connection with or as a condition to obtaining or seeking any such remedy. Notwithstanding that damages may be readily quantifiable, the Shareholder agrees not to plead sufficiency of damages as a defense in any such proceeding and the Shareholder further agrees to not oppose Teranga in seeking or the granting of such relief.

(c)	This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether oral or written, between the Parties relating to the same and all past courses of dealing or industry custom. No amendment, modification or waiver of any provision of this Agreement shall be effective unless in writing and signed by duly authorized signatories of the Parties. The waiver by either party of a breach of or a default under any provision of this Agreement shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power, privilege or remedy that it has or may have hereunder operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise of any such right, power, privilege or remedy hereunder.

(d)	This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and waives any defences to the maintenance of an action in the Courts of the Province of Ontario. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(e)	In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions hereof shall remain in full force and effect and such provision shall be enforced to the maximum extent possible so as to effect the intent of the Parties, and shall in no way be affected, impaired or invalidated. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument.

[Signature Page Follows]

Please confirm your agreement with the foregoing by signing a copy of this Agreement where indicated below and returning the same to the undersigned by facsimile or email.

Sincerely yours,

TERANGA GOLD CORPORATION

/s/ Richard Young
Per: Authorized Signatory

Accepted and agreed to with effect from the 2nd day of June, 2013.

IAMGOLD CORPORATION

/s/ Paul Olmstead
Per: Authorized Signatory